Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of April 26, 2013 (this “Agreement”), is entered into by and among Eastman Kodak Company, a corporation organized under the laws of the State of New Jersey, on behalf of itself and the Debtors, as defined below (“Kodak”), Kodak Limited, a company formed under the laws of England and Wales (“KL”), Kodak International Finance Limited, a company formed under the laws of England and Wales (“KIFL”), Kodak Polychrome Graphics Finance UK Limited, a company formed under the laws of England and Wales (“KPGF”), and the KPP Trustees Limited (“KPP”) as trustee for the Kodak Pension Plan of the United Kingdom (the “Pension Plan”). Each of Kodak, KL, KIFL, KPGF and the KPP is a “Party” and collectively are “Parties” to this Agreement.

W I T N E S S E T H:

WHEREAS, on January 19, 2012 (the “Petition Date”), Kodak and its affiliated debtors (the “Debtors”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), commencing their Chapter 11 bankruptcy cases (the “Bankruptcy Cases”);

WHEREAS, the Debtors are operating their businesses and managing their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, KL is a non-debtor subsidiary of Kodak operating its business in the United Kingdom, and KIFL and KPGF are wholly-owned non-debtor subsidiaries of KL operating in the United Kingdom;

WHEREAS, KL is the sole participating employer under the Pension Plan, and KL is obligated under the Pension Plan Documents and under the Pensions Act 2004 to make certain payments and perform certain obligations in accordance therewith, and the ability of KL to meet its funding obligations under the Pension Plan has been guaranteed by Kodak and KPGF to the extent set forth in the Guaranty Documents;

WHEREAS, on or about July 16, 2012, the KPP filed the KPP Claims in the Bankruptcy Cases in respect of the Guaranty and in respect of a possible financial support direction or contribution notice by the Regulator;

WHEREAS, simultaneously herewith, Kodak, on one hand, and the KPP, on the other hand, have entered into that certain Stock and Asset Purchase Agreement attached hereto as Exhibit A (the “SAPA”), which SAPA provides for the transfer of certain assets and liabilities of Kodak and certain of its affiliates to the KPP (and/or its affiliates) in exchange for cash payment, the assumption of certain liabilities, the KPP Cash Consideration Notes and the KPP Notes, and reflects the final settlement of the KPP Claims and the KL Claim pursuant to the terms and conditions of this Agreement (the “Settlement”);

WHEREAS, in order to effectuate the SAPA, the Parties have agreed to the Settlement, but only on the terms and conditions set forth in this Agreement;

WHEREAS, Kodak is receiving the following; (i) a “determination notice” from the Regulator stating that the Regulator will issue Clearance Statements in respect of the Settlement and the transaction anticipated by the Transaction Documents and the RAA Deed; (ii) a “determination notice” from the Regulator stating that it intends to issue a “notice of approval” (in accordance with Regulation 7A(2) of the Employer Debt Regulations) in respect of the Regulated Apportionment Arrangement; and (iii) a letter from the Pension Protection Fund stating, for the purposes of Regulation 7A(1)(d) of the Employer Debt Regulations, that it will not object to the Regulated Apportionment Arrangement (the “PPF Non-Objection”) (clauses (i) through (iii) collectively the “Signing-Day Regulatory Approvals”);

WHEREAS, the Settlement contemplated by this Agreement is subject to the approval of the Bankruptcy Court and will only be consummated pursuant to and in accordance with Section 105 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and upon the approval of the Bankruptcy Court, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“9019 Order” means an order, in form and substance reasonably acceptable to the KPP, entered by the Bankruptcy Court in the Bankruptcy Cases authorizing this Agreement and approving the Settlement on the terms and conditions set forth herein.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Approval Date” means the date on which the Regulator issues a “notice of approval” (in accordance with Regulation 7A(2) of the Employer Debt Regulations) in respect of the Regulated Apportionment Arrangement.

“Bankruptcy Cases” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Plan” means the Debtors’ joint plan of reorganization filed pursuant to Chapter 11 of the Bankruptcy Code, which Chapter 11 Plan provides for, among other things, the consummation of the SAPA and the Settlement.

“Clearance Statements” means clearance statements issued by the Pensions Regulator under section 42 or 46 of the Pensions Act, 2004, §§ 1 et. seq., c. 35 (Eng.).

“Closing” has the meaning set forth in the SAPA.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Disclosure Statement” means the disclosure statement of the Debtors, filed pursuant to Section 1125 of the Bankruptcy Code, in connection with the Debtors’ Chapter 11 Plan.

“Effective Date” has the meaning set forth in Section 3.1 of this Agreement.

“Employer Debt Regulations” means the Occupational Pension Schemes (Employer Debt) Regulations 2005 (Eng.).

“Guaranty” means the obligations of Kodak under the Guaranty Documents to guaranty KL’s ability to meet its funding obligations under the Pension Plan.

“Guaranty Documents” means (i) that certain guaranty, dated as of October 9, 2007 (as subsequently amended, modified and/or supplanted on October 12, 2010, and December 31, 2011) among the KPP, KL and Kodak, (ii) that certain guaranty agreement, dated as of October 9, 2007 (as subsequently amended, modified and/or supplanted on October 12, 2010 and July 22, 2011, and December 31, 2011), among the KPP, KL and Kodak, and (iii) that certain guaranty, dated as of March 29, 2010 as amended from time to time among the KPP, and KPGF, in each case in respect of the Pension Plan.

“Implementation Date” has the meaning set forth in Section 3.2 of this Agreement.

“June 2012 Payment” means that certain annual contribution payment to the Pension Plan due as of June 30, 2012 in an amount of approximately $55,000,000 owed by KL to the KPP.

“KIFL” has the meaning set forth in the recitals to this Agreement.

“KL” has the meaning set forth in the recitals to this Agreement.

“KL Claim” means that certain claim filed in the Bankruptcy Cases as claim numbered 4977 by KL against Kodak on or about July 16, 2012 with respect to the Guaranty.

“Kodak” has the meaning set forth in the recitals to this Agreement.

“Kodak Claims” means any and all claims of the Debtors for subrogation or contribution arising from the Guaranty, the KPP Claims or from liability in respect of the Pension Plan.

“Kodak Parties” means KL, KIFL, KPGF, Kodak, the Debtors and the Debtors as reorganized pursuant to the Chapter 11 Plan.

“KPGF” has the meaning set forth in the recitals to this Agreement.

“KPGF Guaranty” means the obligations of KPGF under the Guaranty Documents to guaranty KL’s ability to meet its funding obligations under the Pension Plan.

“KPP” has the meaning set forth in the recitals of this Agreement.

“KPP Cash Consideration Notes” has the meaning set forth in the SAPA.

“KPP Claims” means those certain claims filed by the KPP against the Debtors on or about July 16, 2012, with regard to the Debtors’ liability under the Pension Plan. For the avoidance of doubt, the KPP Claims include (i) that certain guaranty claim filed against Kodak in the principal amount of $2,837,000,000 in relation to the Guaranty, and (ii) those certain “financial support direction” and “contribution notice” claims in unliquidated amounts filed against each Debtor, which KPP Claims have been filed in the Bankruptcy Cases as claims numbered 4716, 4717, 4718, 4719, 4720, 4722, 4723, 4724, 4725, 4726, 4727, 4728, 4729, 4730, 4731, 4732 and 4733.

“KPP Notes” has the meaning set forth in the SAPA.

“KPP Payment” means any contributions, payments, levies (including the Pension Protection Fund levy), expenses, obligations or other amounts which are, or may in the future be owed, to the KPP by KL or its affiliates (whether presently known or unknown) in connection with the Pension Plan (including, for the avoidance of doubt, the June 2012 Payment and the annual contribution payment to the Pension Plan due on or about June 30, 2013 owed by KL to the KPP).

“Members” means individuals participating in the Pension Plan.

“New Pension Plan” means a new pension plan which may be created following the Settlement, which will provide benefits to Members on the terms and conditions set forth therein.

“Outside Date” has the meaning set forth in Section 4.2 of this Agreement.

“Pension Plan” has the meaning set forth in the recitals to this Agreement.

“Pension Plan Documents” means the recovery plan (such term having the meaning given to it in section 226 of the Pensions Act, 2004, §§ 1 et. seq., c. 35 (Eng.)) between KL and the KPP dated 30 September 2010 and the schedule of contributions (such term having the meaning given to it in section 227 of the Pensions Act, 2004, §§ 1 et. seq., c. 35 (Eng.)) between KL and the KPP dated 30 September 2010.

“Pension Protection Fund” means the Board of the Pension Protection Fund of the United Kingdom, authorized pursuant to the Pensions Act, 2004, §§ 1 et. seq., c. 35 (Eng.).

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PPF Non-Objection” has the meaning set forth in the recitals to this Agreement.

“RAA Deed” means an effective deed, in form and substance substantially the same as that which is attached to the SAPA, under which the Regulated Apportionment Arrangement is agreed to by the parties to that deed.

“Regulated Apportionment Arrangement” means the regulated apportionment arrangement contemplated by the RAA Deed.

“Regulator” means the Pensions Regulator of the United Kingdom, authorized pursuant to the Pensions Act, 2004, §§ 1 et. seq., c. 35 (Eng.).

“SAPA” has the meaning set forth in the recitals to this Agreement.

“Settlement” has the meaning set forth in the recitals to this Agreement.

“Signing-Day Regulatory Approvals” has the meaning set forth in the recitals to this Agreement.

“Standstill Period” has the meaning set forth in Section 6.1 of this Agreement.

“Transaction Documents” means this Agreement, the SAPA and the Ancillary Agreements (as defined in the SAPA).

ARTICLE II

SETTLEMENT AND RELEASE

2.1 Termination of Kodak Party Pension Obligations. On the Implementation Date, without the need for the execution or delivery of any additional documentation, or any other act by any Party or any other person, all of the Pension Plan Documents and Guaranty Documents shall be deemed by the Parties to be null and void and of no further force and effect in respect of the Kodak Parties, and all obligations of the Kodak Parties thereunder (whether or not they have arisen prior to the Implementation Date) shall cease.

2.2 KPP Release of Claims. On the Implementation Date, without the need for the execution or delivery of any additional documentation, or any other act by any Party or any other person, except as set forth in or contemplated by the SAPA and the other Ancillary Agreements contemplated by or referenced therein, the KPP, in every capacity in which the KPP may now or in the future act, and on behalf of each of the KPP’s respective advisors, representatives, attorneys, successors and permitted assigns, and predecessors, and any other person or entity that claims or might claim through, on behalf of, or for the benefit of, any of the foregoing, whether directly or derivatively, unconditionally, fully and forever releases, discharges, and acquits each of the Kodak Parties, their direct and indirect parents, direct and indirect subsidiaries (whether wholly or partially owned), affiliates, executors, estates, heirs, and assigns, and each of their respective current and former partners, agents, officers, directors, employees, advisors, representatives, attorneys, successors, and predecessors, and their fiduciaries, administrators, and trustees any other person or entity that claims or might claim through, on behalf of, or for the benefit of, any of the foregoing, whether directly or derivatively, from any and all liabilities and obligations and all manner of claims, actions, suits, debts, covenants, contracts, controversies, agreements, promises, judgments, executions, rights, damages, costs, expenses, claims, and any and all demands and causes of action of every kind, nature and character whatsoever, at law or in equity, whether based on contract (including, without limitation, quasicontract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, willful misconduct or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, which they ever had or now have or may have, arising out of or relating to the Pension Plan (including without limitation any KPP Payments, any liabilities or obligations under the Pension Plan Documents, the Guaranty, the KPGF Guaranty or the KPP Claims), and further covenants not to support or participate in any suits, proceedings, claims or demands of any third party, including that of any regulatory authority, in respect of any matters related thereto unless required to do so by applicable legal requirements other than contractual, fiduciary or trust law requirements, provided however, that nothing in this Section 2.2 shall modify any right or release any claim of the KPP arising under the Transaction Documents. In further implementation of this release, on the Implementation Date, the KPP will forthwith withdraw, with prejudice, from the Bankruptcy Cases, the KPP Claims. For the avoidance of doubt, the release effected by this Section 2.2 is in addition, and without prejudice, to the Regulated Apportionment Agreement and the discharge of liabilities contemplated thereunder.

2.3 Kodak Party Releases. On the Implementation Date, without the need for the execution and delivery of any additional documentation, or any other act by any Party or any other person, each of Kodak (on behalf of itself and each of the Kodak Parties, their subsidiaries and affiliates), KL, KIFL and KPGF, in every capacity in which they may now or in the future act, and each of their respective advisors, representatives, attorneys, successors, and predecessors, and any other person or entity that claims or might claim through, on behalf of, or for the benefit of, any of the foregoing, whether directly or derivatively, unconditionally, fully and forever release, discharge, and acquit the KPP and each of its current and former members and advisors, their direct and indirect parents, direct and indirect subsidiaries (whether wholly or partially owned), affiliates, and assigns, and each of their respective current and former partners, advisors, agents, trustees, representatives, attorneys, successors, and predecessors from any and all manner of claims, actions, suits, debts, covenants, contracts, controversies, agreements, promises, judgments, executions, rights, damages, costs, expenses, claims, and any and all demands and causes of action of every kind, nature and character whatsoever, at law or in equity, whether based on contract (including, without limitation, quasicontract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, willful misconduct or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, which they ever had or now have, arising out of or based upon the Pension Plan, the Guaranty, the KPGF Guaranty or the KPP Claims, provided however, that nothing in this Section 2.3 shall modify any right or release any claim of any Kodak Party under the Transaction Documents.

2.4 KL and Kodak Mutual Releases. On the Implementation Date, without the need for the execution and delivery of any additional documentation, or any other act by KL or Kodak or any Party or any other person, each of KL and Kodak, on behalf of themselves, their subsidiaries and affiliates, in every capacity in which they may now or in the future act, and each of their respective advisors, representatives, attorneys, successors, and predecessors, and any other person or entity that claims or might claim through, on behalf of, or for the benefit of, any of the foregoing, whether directly or derivatively, unconditionally, fully and forever mutually release, discharge, and acquit each other and each of its current and former members and advisors, their direct and indirect parents, direct and indirect subsidiaries (whether wholly or partially owned), affiliates, and assigns, and each of their respective current and former partners, advisors, agents, trustees, representatives, attorneys, successors, and predecessors from any and all manner of claims, actions, suits, debts, covenants, contracts, controversies, agreements, promises, judgments, executions, rights, damages, costs, expenses, claims, and any and all demands and causes of action of every kind, nature and character whatsoever, at law or in equity, whether based on contract (including, without limitation, quasicontract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, willful misconduct or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, which they ever had or now have, arising out of or based upon the Pension Plan, the Pension Plan Documents, the Guaranty, the KPGF Guaranty, the KL Claim or the Kodak Claims, provided however, that nothing in this Section 2.4 shall modify any right or release any claim of KL or Kodak or any other Kodak Party under the Transaction Documents. In further implementation of this release, on the Implementation Date, KL will forthwith withdraw, with prejudice, from the Bankruptcy Cases, the KL Claim.

2.5 Share Issuance. In consideration of the release in Section 2.2, KL shall (and Kodak, as shareholder of KL, agrees to take all necessary steps to enable KL to do so) create a new class of non-voting ordinary shares in the capital of KL with a nominal value of one penny each and shall issue 1000 of such shares, fully-paid, to the KPP. Those shares shall bear such rights as:

(a)	are consistent with them being “ordinary share capital” and “shares” for the purposes of UK Corporation Tax Act 2009; and

(b)	would result in their market value being lower than an amount equal to 5% of the aggregate of any cash sums and the market value of the net assets held for the purposes of the KPP on the Implementation Date.

ARTICLE III

EFFECTIVENESS & IMPLEMENTATION

3.1 Effectiveness. This Agreement shall become binding on the parties and shall be effective as of the date first written above (the “Effective Date”) upon the receipt by Kodak and the KPP of the counterparts of this Agreement, duly executed and delivered by Kodak, KL, KPGF, KIFL and the KPP.

3.2 Implementation. Notwithstanding the effectiveness of this Agreement from and after the Effective Date, the provisions of Article II hereof, and the settlement and release contemplated thereby, shall not become effective until the first date when each of the following conditions precedent to the implementation of such settlement and release has been satisfied or waived in accordance with the terms hereof (such date, the “Implementation Date”):

(a) SAPA Closing. The Closing of the SAPA shall have occurred.

(b) Regulated Apportionment Arrangement. The Regulated Apportionment Arrangement shall have become effective and KL shall have paid the sum payable under Clause 6.1 of the RAA Deed to the KPP.

3.3 Closing Day Transaction Schedule. From and after the Effective Date, neither Section 2.2(a) nor Schedule 1 of the SAPA will be waived or amended by Kodak or the KPP without the prior written consent of KL, which consent shall not be unreasonably withheld.

ARTICLE IV

TERMINATION

4.1 General. This Agreement shall automatically terminate without any further action by any Party or other person in the event that (a) Kodak, KL, KIFL and KPGF, on the one hand, and the KPP, on the other hand, mutually agree to such termination in writing or (b) the SAPA is terminated for any reason, including, without limitation, pursuant to Sections 4.2 and 4.3 below.

4.2 Termination by KPP. The KPP may terminate this Agreement effective immediately, by written notice to Kodak in accordance with Section 7.10, if (a) there has been a material breach by any of Kodak, KL, KIFL or KPGF of their obligations hereunder, which breach is not cured within five (5) business days after the receipt of written notice of such breach, (b) the 9019 Order is not entered by the Bankruptcy Court on or prior to the date that is sixty (60) calendar days after the date hereof, or (c) the Implementation Date has not occurred by October 2, 2013 (the “Outside Date”).

4.3 Termination by Kodak. Kodak may terminate this Agreement effective immediately, by signed written notice to the KPP in accordance with Section 7.10, if (a) there has been a material breach by the KPP of its obligations hereunder, which breach is not cured within five (5) business days after the receipt of written notice of such breach, (b) the Regulator has not issued a “notice of approval” (in accordance with Regulation 7A(2) of the Employer Debt Regulations) in respect of the Regulated Apportionment Arrangement, in form and substance reasonably acceptable to Kodak, on or prior to the date that is thirty-five (35) calendar days after the date that the Regulator has issued the “determination notice” relating to the RAA

Deed, (c) the RAA Deed, Signing-Day Regulatory Approvals or “notice of approval” shall be terminated, repudiated, vacated, reversed, set aside, or subject to appeal, reference or judicial review (except to the extent that any such judicial review proceedings are frivolous or vexatious and are discharged, dismissed or withdrawn within three (3) business days of the KPP receiving notice of commencement), in whole or in material part, or (d) the Implementation Date has not occurred by the Outside Date.

4.4 Effective Date of Termination. If this Agreement is terminated for any reason, including, without limitation, pursuant to this Article IV, except as set forth in Section 7.5 of this Agreement, all further obligations of the Parties hereunder shall be terminated without further liability. For the avoidance of doubt, the Standstill Period contemplated in Section 6.1 also shall terminate and all KPP Payments due and payable at that date shall be automatically due and payable in full in accordance with their terms and applicable law.

ARTICLE V

AGREEMENTS OF THE KODAK PARTIES

5.1 Kodak Support of the Chapter 11 Plan. Kodak agrees to use commercially reasonable efforts, and to cause the other Debtors to use commercially reasonable efforts, to obtain the confirmation and effectiveness of the Chapter 11 Plan in form and substance reasonably satisfactory to the KPP as it relates to the Transaction Documents, and to promptly implement the terms and provisions thereof. Subject to the terms and conditions of this Agreement and the other Transaction Documents, Kodak shall (a) on or before April 30, 2013, file the Chapter 11 Plan and the Disclosure Statement with the Bankruptcy Court, (b) on or before May 15, 2013, file a motion with the Bankruptcy Court seeking entry of the 9019 Order, (c) use commercially reasonable efforts to obtain entry of the 9019 Order and an order or orders approving the SAPA and confirming the Chapter 11 Plan no later than August 15, 2013, (d) use commercially reasonable efforts to cause Closing under the SAPA and substantial consummation of the Chapter 11 Plan to occur no later than September 3, 2013, (e) not amend or revise the Chapter 11 Plan to contain terms and conditions that are materially inconsistent with this Agreement or the other Transaction Documents, and (f) not support any alternative chapter 11 plan in the Bankruptcy Cases that contains terms and conditions that are materially inconsistent with this Agreement or the other Transaction Documents.

5.2 Kodak Parties Support of the Settlement and SAPA. Subject to the terms and conditions of this Agreement, each of Kodak, KL and KPGF agrees to use commercially reasonable efforts, and Kodak shall cause the other Debtors to use commercially reasonable efforts, (a) to satisfy all conditions precedent to the Implementation Date under this Agreement and the conditions precedent to Closing under the SAPA and (b) to cooperate with the KPP in good faith in connection with the execution, delivery and performance of the Transaction Documents and the resolution of any dispute that may arise in connection therewith.

5.3 Minimum Liquidity at KL and KIFL. From and after the Approval Date until the Implementation Date, each of KL and KIFL shall continue to provide the financial advisors to the KPP with the weekly reporting of their current liquidity positions and projected liquidity positions through the end of calendar year 2013. In addition, from the Effective Date until the Implementation Date, KL shall maintain for each business week ending prior to June 30, 2013, a daily average cash balance exceeding £30.3 million or its equivalent and for each business week ending after June 30, 2013 a daily average cash balance exceeding £60.6 million or its equivalent.

5.4 Fiduciary Duties. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall prevent any Kodak Party, or any of its professionals, directors or officers, from taking or omitting to take any action that such person determines in good faith, after consultation with counsel, is consistent with its or their fiduciary obligations under applicable law, provided however, that to the extent that any action taken or omitted to be taken by any Kodak Party pursuant to this Section 5.4 causes or results in a material breach of any terms of this Agreement, nothing contained in this Section 5.4 shall operate to prevent the KPP from exercising any of its rights under this Agreement, including, without limitation, the KPP’s rights under Section 4.2 hereof.

5.5 KL cooperation with the New Pension Plan. KL agrees that it will use commercially reasonable efforts to assist the KPP in any preparatory steps which require input (including agreement to amend the rules of the KPP) from KL and which are reasonably required to establish the New Pension Plan (but, for the avoidance of doubt, KL will not be required to take any steps with respect to the transfer of any Member to the New Pension Plan or any offer made to Members in relation thereto). KL will not be required to take any steps that could result in liability or potential liability to the New Pension Plan under the governing documentation of the New Pension Plan or under statute, including becoming an “employer” (for the purposes of the Pensions Act 1995 (Eng.) or the Pensions Act 2004 (Eng.)) or an “associate” of or “connected” with such an employer (as such terms are used in sections 249 and 435 of the Insolvency Act 1986 (Eng.)).

ARTICLE VI

AGREEMENTS OF THE KPP

6.1 Standstill Period. From and after the Effective Date, the KPP agrees not to take any action, and to use commercially reasonable efforts to have the Regulator not take any action, against any of the Kodak Parties to exercise any rights or remedies available under the Pension Plan, KPGF Guaranty or the Guaranty or with respect to any KPP Payment that is due and unpaid or may become due and unpaid in the future (the “Standstill Period”), provided however, that if this Agreement is terminated for any reason, including, without limitation, pursuant to Article IV, the Standstill Period shall terminate automatically without any further action by any Party or other person and the KPP shall be permitted to take any action and exercise any and all rights and remedies available to the KPP in law or in equity.

6.2 Voting and Plan Support. The KPP agrees to (a) following receipt of the Disclosure Statement prepared and distributed pursuant to and satisfying the requirements of the Bankruptcy Code, vote (no later than any voting deadline stated therein) the KPP Claims to accept the Chapter 11 Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation and consummation of the Chapter 11 Plan, provided that the Chapter 11 Plan is consistent with this Agreement and the SAPA (and the Ancillary Agreements contemplated by or referenced in the SAPA), (b) not seek to implement any transaction or series of transactions that would effect a restructuring on substantially different terms from those set forth in the Chapter 11 Plan (c) not (i) directly or indirectly seek, solicit, support or encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, compromise, merger or restructuring of the Debtors or (ii) object to the Disclosure Statement or the Chapter 11 Plan or the solicitation of votes for the Chapter 11 Plan or otherwise support any such objection by a third party with respect to the same. Nothing contained herein shall limit the ability of the KPP to consult with the Debtors or any other party in interest, or to appear and be heard, concerning any matter arising in the Bankruptcy Cases so long as such consultation or appearance is not otherwise in breach of the KPP’s obligations under this Agreement.

6.3 Obligation to Support the Settlement. Subject to the terms and conditions of this Agreement, the KPP agrees to use commercially reasonable efforts (a) to satisfy all conditions precedent to the Implementation Date under this Agreement and the conditions precedent to Closing under the SAPA and (b) to cooperate with the Kodak Parties in good faith in connection with the execution, delivery and performance of the Transaction Documents and the resolution of any dispute that may arise in connection therewith.

6.4 Obligation to Support Request for Regulatory Approvals. Subject to the terms and conditions of this Agreement, the KPP agrees to use commercially reasonable efforts to cooperate with the Kodak Parties in obtaining the requisite regulatory approvals to effectuate the Settlement.

ARTICLE VII

MISCELLANEOUS

7.1 Authorization. By signing below, each Party represents and warrants to the other Parties that it has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the Settlement contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder shall have been duly authorized by all necessary corporate, partnership, limited liability or similar authority of such Party.

7.2 Further Assurances. Each Party agrees to execute any and all documents, and to do and perform any and all acts and things commercially reasonable to effectuate or further evidence the terms and provisions of this Agreement, and each Party agrees to cooperate with each other Party in the prosecution of the Settlement and the implementation of this Agreement.

7.3 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the KPP, Kodak, KL, KIFL or KPGF in accordance with their specific terms or were otherwise breached. Accordingly, each Party and its successors or permitted assigns shall be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement.

7.4 Entire Agreement. This Agreement, together with the other applicable Transaction Documents, the RAA Deed and the Non-Disclosure Agreement, constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof.

7.5 Survival. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the termination of this Agreement pursuant to Article IV hereof, the agreements and obligations of the Parties in Sections 7.1, 7.3, 7.13 and 7.14 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

7.6 Waiver. Neither this Agreement nor any provision hereof may be waived without the prior written consent of the Party against whom such waiver is asserted. No delay or omission by any Party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. Consent by any Party to, or waiver of, a breach by any other Party shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

7.7 Modification. This Agreement may be modified only in a writing signed by each Party hereto.

7.8 Severability. If any term, clause, provision, or part thereof, of this Agreement is invalidated or unenforceable by operation of law or otherwise, the Parties shall as promptly as practicable negotiate in good faith a replacement, but legally valid, term, clause or provision that best meets the intent of the Parties. The remaining provisions of this Agreement will remain in full force and effect to the extent that the interests of the Parties in entering this Agreement can be realized.

7.9 Successors and Assigns. No Party to this Agreement may assign any of its rights hereunder without the prior written consent of the other Parties, except as set forth in this Agreement, and any purported assignment in violation of this sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.10 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 7.10:

If to any of the Kodak Parties, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0218

Attention: General Counsel

Telephone: (585) 724-9549

Facsimile: (585) 724-4332

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Andrew G. Dietderich

                  Stephen M. Kotran

                  Krishna Veeraraghavan

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

and a copy to:

Nixon Peabody LLP

1100 Clinton Square

Rochester, New York 14604

Attention: Deborah J. McLean

Telephone: (585) 263-1687

Facsimile: (866) 666-0233

If to the KPP, to:

KPP Trustees Limited

c/o Ben Harris, Secretary of the Trustee

Aon Hewitt

Verulam Point

Station Way

St. Albans AL1 5HE

Attention: Ben Harris

Telephone: +44 1727 888 523

Facsimile: +44 1372 845 029

and

Ross Trustees Limited

FAO: Steven Ross

Davidson House

Forbury Square

Reading

Surrey RG1 3EU

Attention: Steven Ross

Telephone: +44 1189 001 323

with a copy to:

Hogan Lovells US LLP

875 3rd Avenue

New York, New York 10022

Attention: Christopher R. Donoho, III

                  Derek Meilman

Telephone: (212) 918-3000

Facsimile: (212) 918-3100

and a copy to:

Hogan Lovells International LLP

Atlantic House, Holborn Viaduct

London EC1A 2FG, United Kingdom

Attention: Katie Banks

Telephone: + 44 20 7296 2000

Facsimile: + 44 20 7296 2001

If to KL, KIFL or KPGF, to:

Hemel One Business Centre

Boundary Way

Hemel Hempstead

Herts HP2 7YU

Attention: Helen Isaacs

Telephone: +44 (0) 1442 846650

Facsimile: +44 (0) 1442 846591

with a copy to:

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HT

Attention: Adam Gallagher

Telephone: + 44 20 7936 4000

Facsimile: + 44 20 7108 3685

and a copy to:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Abbey Walsh

Telephone: (212) 277-4000

Facsimile: (212) 277-4001

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the second calendar day after deposit with a reputable overnight courier service (or when actually delivered, if earlier), as applicable.

7.11 Counterparts. This Agreement may be executed by one or more of the Parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission or electronic mail) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission or electronic mail shall be effective for all purposes hereof.

7.12 Headings. All headings used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

7.13 Governing Law. Except to the extent preempted by federal law, the validity, performance, construction, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

7.14 Jurisdiction; Disputes. The Parties agree to submit to the jurisdiction of the Bankruptcy Court and the Federal Courts in the Southern District of New York and the state courts of the State of New York, County of New York, as applicable, for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the Transactions; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such action brought in any such court or any claim that any such action brought in such court has been brought in an inconvenient forum; (iv) agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.10 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

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FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first written above.

EASTMAN KODAK COMPANY, on behalf of itself and the other Debtors

By:	/s/Antonio M. Perez
Name:	Antonio M. Perez
Title:	Chairman & CEO

KODAK LIMITED

By:	/s/ Jan Wildman
Name:	Jan Wildman
Title:	Director

By:	/s/ Helen Isaacs
Name:	Helen Isaacs
Title:	Director & Company Secretary

KODAK INTERNATIONAL FINANCE LIMITED

By:	/s/ Hilary Anne Robinson
Name:	Hilary Anne Robinson
Title:	Director

By:	/s/ Colin Anthony Marchant
Name:	Colin Anthony Marchant
Title:	Director

KODAK POLYCHROME GRAPHICS FINANCE UK LIMITED

By:	/s/ Jan Wildman
Name:	Jan Wildman
Title:	Director

By:	/s/ Derek Lambert
Name:	Derek Lambert
Title:	Director

KPP TRUSTEES LIMITED

By:	/s/ Steven Ross
Name:	Steven Ross
Title:	Sole Director of Ross Trustees Ltd.